BUSINESS ETHICS AND
                         CODE OF CONDUCT

Summary:
FP, Inc. is committed to integrity as the cornerstone of the way it does business. The Corporation and its executives have a responsibility to our customers, employees, subcontractors, suppliers, competitors, local communities and shareholders to conduct our business in an ethical and legal manner. Therefore, the Corporation is compelled to do the following:

..     Provide a good return on investment to shareholders;

..     Ensure that all business dealings and transactions are handled in accordance with the highest standards of integrity, accuracy, honesty, and most of all confidentiality. What is the Company's is the Company's. It is not free to be shared outside the Company.

..     Provide quality products and service to our customers, a good working environment for employees;

..     Respect the rights of all employees to fair treatment and equal opportunity, free from discrimination or harassment of any type;

..     Conduct business in compliance with and in the spirit of all federal, state and local laws and regulations; and


The Standards of Business Ethics & Conduct policy contains key points on ethics that are incorporated into the corporate mission. It is a general statement of principles and guidelines designed to help you make decisions that reflect the highest ethical standards. It is imperative that all officers, employees, agents and other representatives carefully understand and diligently adhere to these guidelines. Even the appearance of misconduct or impropriety can be very damaging to the reputation of the Corporation.

However, no publication can take the place of your sense of integrity and good judgment. Ethical business conduct is essential to your individual success during the course of your career, as well as to the Corporation's sustained success and achievement of its long-term performance goals. Please review this summary and refer to it whenever a question arises.


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Responsibilities:
Corporate executives must be aware of, alert and sensitive to situations that could result in illegal, unethical or improper actions. Every employee has the obligation to report potential or actual violations of Corporate Standards of Business Ethics and Conduct. The executive staff is responsible for encouraging a working environment where ethical concerns can be raised without fear of retribution.

Gratuities:
A gratuity is any compensation, preferential treatment, entertainment, loan at other than fair market rates and terms, service or promise of future benefits. Personnel should not accept any of the foregoing from anyone currently or seeking to do business with the Corporation.

In dealing with corporate business relationships, corporate officials and public officials, no such activities should be considered unless they are clearly appropriate, approved in writing by the CEO. The Corporation will not tolerate attempts to influence government officials, suppliers, customers or others through bribes, kickbacks or valuable gifts. Accordingly, favors may not be solicited, and if a member of the executive staff is offered any favors, they are to decline them and report the incident.

..     Relations with Government Employees

      Federal, state and local government departments and agencies are prohibited, with limited exceptions, from accepting gifts, gratuities or entertainment from contractors. The Corporation supports these rules, and executives must avoid situations that could be viewed as attempts to evade the requirements imposed on government employees.

..    Relations with Non-Government Personnel Customers and Suppliers

      Furnishing meals, refreshments and entertainment in conjunction with business discussions with non-governmental personnel are commonly accepted business practices. The Corporation permits its executives and managers to engage in this practice as long as such courtesies are infrequent, do not obligate the recipient, and are appropriate for the individuals involved and the business being transacted.


..     Receipt of Items by Corporation Personnel

      Invitations to social events, working luncheons or other business-related events are to be evaluated individually on their merit as a business activity. If there are sound business reasons for accepting, you may do so.

      You cannot allow suppliers or other business associates to influence your business decisions. Executives may accept advertising items of nominal


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      value ($25.00) from a supplier or business associate, but gifts of larger value must be returned. If there is any doubt about the value or the advisability of accepting and advertising item, ask the CEO.

      Executive and managers must fully document expenditures for meals, refreshments and entertainment and record them in accordance with the Corporation's current policy. (See Travel and Business Entertainment in the red Book)

Conflicts of Interest:
The Corporation has no desire to infringe upon the personal lives of its executives. The Corporation respects the right of its executives to manage their financial affairs, to make personal investments and to participate in commercial enterprise.

However, a conflict of interest arises when a member of the executive staff, a Manager or a Board member has an interest in any business or property or an obligation to any person that could affect the individual's judgement in fulfilling his responsibilities to the Corporation. Accordingly, corporate executives are expected to refrain from any activity or investment that constitutes, or might appear to constitute, a conflict of interest.

For example, an executive of the Corporation is not to have a substantial holding in, or a professional affiliation with, a company with which FP does business or with which FP competes. Executives may not use their positions at the Corporation to benefit themselves, their relatives, their friends or their private enterprises. A family or other personal relationship with a Company supplier or competitor may also present a conflict of interest. As required by corporate policy, an outside activity, relationship or investment in which an executive is involved or may become involved that is, or has the potential for appearing to be, a conflict of interest must be disclosed.

Compliance With Securities Laws And Regulations:
Executives, Managers, Board of Directors (or any employee) are prohibited by federal law from purchasing or selling corporate securities on the basis of "material inside information" and from communicating or relating such inside information to others for that purpose. Information is "inside" if it has not yet been made available to the public. Information is "material" if it is likely to be of significance to an investor in determining whether to buy, sell or hold any corporate security. Information (even seeming irrelevant) may be significant for this purpose even if it alone would not determine the investor's decision.

Likewise, you should not trade in securities of any other company about which you have material inside information obtained in the course of your employment. Information regarding the automobile, medical or industrial control industries is included. In other words, if you learned it while at FP leave it a FP.

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Corporate Confidentiality:
The conduct of keeping proprietary and company information in confidence is paramount to the success of the Company. The Standards of Business Ethics & Conduct policy contains key points on confidentiality that are incorporated into the Company services, product and work for customers. It is a general statement of principles and guidelines designed to help you make decisions that reflect the highest confidentiality. It is imperative that all officers, managers, employees, agents and other representatives carefully understand and diligently adhere to these guidelines.

Corporate Property And Security:
All executives have a responsibility to preserve the security of the Corporation's employees, equipment, materials and other assets. Executives should be alert to situations or incidents that could interfere with employee security and/or lead to the loss, misuse or theft of corporate property.

Corporate communication systems and property (i.e. bulletin boards, desks, voice mail, electronic mail systems, internet activities, time on the web, computer system memory, memorandums, etc.) Are to be used only for business purposes. Employee privacy will be protected to the extent feasible, but to protect corporate interests, FP reserves the right to examine or search Company property and employee property while on Company premises. Corporate communication, any communication in the facilities, affairs of our customers and vendors are property of the Corporation. No Executive, Manager, Board of Director, or Employee has authority to convey such property to another.

Civic Affairs, Religious Groups And Political Participation:
Executives that engage in political or religious activities do so on their own time as private citizens, not as corporate representatives. Executives should not loan or contribute corporate assets to any religious group, political party or to the campaign of any political candidate in violation of federal, state or local laws or regulations.

The Corporation strongly encourages its executives to participate in religion, civic affairs and political activities. However, this involvement must be on an individual basis and not at corporate expense. Further, it must be made clear that comments or statements on public or religious issues are those of the individual and not the Corporation.

Antitrust Policy:
Activities that involve limiting competition, restraining trade and other anti-competitive efforts to dominate a market can violate US antitrust laws. Violations of antitrust laws can expose the Corporation and its executive staff to criminal penalties and civil lawsuits that could limit the Corporation's ability to carry on its business. Agreements with competitors regarding pricing, terms or conditions of



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sale or allocation of products, business markets customers or territories are prohibited. It is also against corporate policy to communicate, directly or indirectly, with any competitor regarding its present or contemplated business actions, to include any pricing, terms or conditions of sales.

Non-Retaliation Policy:
Under no circumstances will any executive or any employee be subject to any disciplinary action or retaliatory action for filing a report of violation or potential violation. However, filing known false or malicious reports will not be tolerated, and any executive or employee filing such reports will be subject to appropriate disciplinary action.

Conflict Resolution:
The cost of being right may mean losing an important connection with another person. Our executives are a team of professionals and the Corporation wants to build and preserve good relationships. Executives are expected to try to solve problems by involving the other person in the solution and making him or her aware of any deficiencies or problem-causing behavior. If the problem is such that it would be difficult to discuss directly, the executive should bring it to the CEO. Only those problems that the CEO is not able to resolve and appear to irreconcilable, will remain for the FP Board of Director's consideration.

A meeting with the board and the CEO will be scheduled for the earliest available time. The Board of Directors will hear the complaint and issue a final decision. If the issue is one that involves the CEO and would be difficult to discuss with him, it may be brought to the CFO to consider and request a meeting with the FP Board.

Cause for Removal of an Executive or Manager:

Although the following is not all-inclusive, under no circumstances may an Executive or Manger of the Corporation:

      .     Engage in illegal activities on or off the job.
      .     Engage in unethical behavior on behalf of the Corporation.

      . Provide and/or use "material insider information for personal gain.

      . Sexually harass or verbally or physically abuse any employee or representative of the Company or its suppliers or customers.

      . Function under the influence of alcohol or illegal drugs when on corporate business.

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      .     Offer bribes or other illegal incentives to employees,
            competitors, potential or existing customers, suppliers, stockholders or other corporate constituents.

      . Accept bribes or other illegal incentives from employee's competitors, potential or existing customers, suppliers, stockholders or other corporate constituents.

      . Fight or physically attach any employee for any reason except in self defense.

      . Lie or conspire to undermine the normal affairs of the Company or damage the standing or reputation of a corporate employee.

      .     Behave in any manner that brings disrepute to the Corporation.